Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy L. Simpson Pam Kessler (805) 981-8655

LTC REPORTS SECOND QUARTER 2014 RESULTS

WESTLAKE VILLAGE, CALIFORNIA, August 6, 2014 — LTC Properties, Inc. (NYSE: LTC) (“LTC” or the “Company”) announces today operating results for the quarter ended June 30, 2014. The Company reported an increase of 17.6% in Funds from Operations (“FFO”) to $22.5 million in the quarter ended June 30, 2014, from $19.1 million in the comparable 2013 period. FFO per diluted common share was $0.64 and $0.57 for the quarters ended June 30, 2014 and 2013, respectively. Normalized FFO increased by 16.9% to $22.5 million in the second quarter of 2014 from $19.2 million in the second quarter of 2013. Normalized FFO per diluted common share was $0.64 and $0.57 for the quarters ended June 30, 2014 and 2013, respectively. The increase in FFO and normalized FFO was due to higher revenues from 2013 mortgage loan originations, acquisitions and completed property developments.

During the quarter ended June 30, 2014, the Company sold two assisted living properties with a total of 133 units and one school generating net proceeds of $7.7 million, resulting in a net gain on sale of $1.1 million.

Net income available to common stockholders increased by 44.6% to $17.3 million in the second quarter of 2014, or $0.50 per diluted share, from $12.0 million, or $0.36 per diluted share, for the same period in 2013. The increase in net income available to common stockholders was due to higher revenues from 2013 mortgage loan originations, acquisitions and completed property developments, and a gain on sale.

Subsequent to June 30, 2014, the Company locked rate on $30.0 million of senior unsecured notes under its private shelf agreement with affiliates and managed accounts of Prudential Investment Management, Inc. and expect to close on the transaction in August 2014.  The notes will bear interest at 4.50% and mature on July 31, 2026.

Conference Call Information

The Company will conduct a conference call on Thursday, August 7, 2014, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on the Company’s performance and operating results for the quarter ended June 30, 2014. The conference call is accessible by telephone and the internet. Telephone access will be available by dialing 877-510-2862 (domestically) or 412-902-4134 (internationally). To participate in the webcast, log on to the Company’s website at www.LTCProperties.com 15 minutes before the call to download the necessary software.

An audio replay of the conference call will be available from August 7 through August 21, 2014 and may be accessed by dialing 877-344-7529 (domestically) or 412-317-0088 (internationally) and entering conference number 10049113. Additionally, an audio archive will be available on the Company’s website in the “Presentations” section of the “Investor Information” tab. The Company’s earnings release and supplemental information package for the current period will be available on the Company’s website in the “Press Releases” and “Presentations” sections, respectively, of the “Investor Information” tab.

About LTC

At June 30, 2014, LTC had 224 investments located in 29 states comprising of 101 skilled nursing properties, 104 assisted living properties, nine range of care properties, one school, five parcels of land under development and four parcels of land held-for-use. Assisted living properties, independent living properties, memory care properties and combinations thereof are included in the assisted living property type. Range of care properties consist of properties providing skilled nursing and any combination of assisted living, independent living and/or memory care services. The Company is a self-administered real estate investment trust that primarily invests in senior housing and long-term care facilities through facility lease transactions, mortgage loans and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties.  Please see our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q, and our other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Rental income	$25,025	$24,539	$50,277	$49,015
Interest income from mortgage loans	4,139	1,050	8,232	2,109
Interest and other income	63	92	156	185
Total revenues	29,227	25,681	58,665	51,309

Expenses:
Interest expense	3,088	2,798	6,275	5,931
Depreciation and amortization	6,302	6,124	12,600	12,250
General and administrative expenses	2,704	2,869	5,653	6,287
Total expenses	12,094	11,791	24,528	24,468

Operating income	17,133	13,890	34,137	26,841
Gain on sale of real estate, net	1,140	—	1,140	—
Income from continuing operations	18,273	13,890	35,277	26,841
Discontinued operations:
Income from discontinued operations	—	27	—	52
Loss on sale of real estate, net	—	(1,014)	—	(1,014)
Net loss from discontinued operations	—	(987)	—	(962)

Net income	18,273	12,903	35,277	25,879
Income allocated to participating securities	(117)	(91)	(220)	(189)
Income allocated to preferred stockholders	(818)	(818)	(1,636)	(1,636)
Net income available to common stockholders	$17,338	$11,994	$33,421	$24,054

Basic earnings per common share:
Continuing operations	$0.50	$0.39	$0.97	$0.79
Discontinued operations	$0.00	$(0.03)	$0.00	$(0.03)
Net income available to common stockholders	$0.50	$0.36	$0.97	$0.76

Diluted earnings per common share:
Continuing operations	$0.50	$0.39	$0.96	$0.79
Discontinued operations	$0.00	$(0.03)	$0.00	$(0.03)
Net income available to common stockholders	$0.50	$0.36	$0.96	$0.76

Weighted average shares used to calculate earnings per common share:
Basic	34,597	32,913	34,592	31,645
Diluted	36,621	32,946	36,617	31,679

Supplemental Reporting Measures

FFO, adjusted FFO (“AFFO”), and Funds Available for Distribution (“FAD”) are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO, AFFO and FAD as supplemental measures of operating performance. The Company believes FFO, AFFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with U.S. GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO, AFFO and FAD facilitate like comparisons of operating performance between periods. Additionally the Company believes that normalized FFO, normalized AFFO and normalized FAD provide useful information because they allow investors, analysts and our management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with U.S. GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in the reconciliations. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs.

We define AFFO as FFO excluding the effects of straight-line rent and amortization of lease inducement. U.S. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in our consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. By excluding the non-cash portion of straight-line rental revenue and amortization of lease inducement, investors, analysts and our management can compare AFFO between periods. Normalized AFFO represents AFFO adjusted for certain items detailed in the reconciliations.

We define FAD as AFFO excluding the effects of non-cash compensation charges. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs. Normalized FAD represents FAD adjusted for certain items detailed in the reconciliations.

While the Company uses FFO, normalized FFO, normalized AFFO and normalized FAD as supplemental performance measures of our cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with U.S. GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD

The following table reconciles each of net income, FFO and normalized FFO available to common stockholders, as well as normalized AFFO and normalized FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income available to common stockholders	$17,338	$11,994	$33,421	$24,054
Add: Depreciation and amortization (continuing and discontinued operations)	6,302	6,131	12,600	12,267
(Less) add: (Gain) loss on sale of real estate, net	(1,140)	1,014	(1,140)	1,014
FFO available to common stockholders	22,500	19,139	44,881	37,335

Add: Non-cash interest related to earn-out liabilities	—	110	—	220
Add: Non-recurring one-time items	—	—	—	707 (1)
Normalized FFO available to common stockholders	22,500	19,249	44,881	38,262

Less: Non-cash rental income	(443)	(758)	(917)	(1,530)
Normalized adjusted FFO (AFFO)	22,057	18,491	43,964	36,732

Add: Non-cash compensation charges	783	523	1,449	1,051
Less: Capitalized interest	(435)	(323)	(742)	(500)
Normalized funds available for distribution (FAD)	$22,405	$18,691	$44,671	$37,283

(1)         Represents the one-time severance and accelerated restricted stock vesting charges related to the retirement of our former Senior Vice President, Marketing and Strategic Planning.

Basic FFO available to common stockholders per share	$0.65	$0.58	$1.30	$1.18
Diluted FFO available to common stockholders per share	$0.64	$0.57	$1.27	$1.16

Diluted FFO available to common stockholders	$23,435	$20,048	$46,737	$39,160
Weighted average shares used to calculate diluted FFO per share available to common stockholders	36,848	35,139	36,828	33,881

Basic normalized FFO available to common stockholders per share	$0.65	$0.58	$1.30	$1.21
Diluted normalized FFO available to common stockholders per share	$0.64	$0.57	$1.27	$1.18

Diluted normalized FFO available to common stockholders	$23,435	$20,158	$46,737	$40,087
Weighted average shares used to calculate diluted normalized FFO per share available to common stockholders	36,848	35,139	36,828	33,881

Basic normalized AFFO per share	$0.64	$0.56	$1.27	$1.16
Diluted normalized AFFO per share	$0.62	$0.55	$1.24	$1.14

Diluted normalized AFFO	$22,992	$19,400	$45,820	$38,557
Weighted average shares used to calculate diluted normalized AFFO per share	36,848	35,139	36,828	33,881

Basic normalized FAD per share	$0.65	$0.57	$1.29	$1.18
Diluted normalized FAD per share	$0.63	$0.56	$1.26	$1.15

Diluted normalized FAD	$23,340	$19,600	$46,527	$39,108
Weighted average shares used to calculate diluted normalized FAD per share	36,848	35,139	36,828	33,881

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS
Real estate investments:
Land	$79,211	$80,993
Buildings and improvements	877,305	856,624
Accumulated depreciation and amortization	(228,323)	(218,700)
Net real estate property	728,193	718,917
Mortgage loans receivable, net of allowance for doubtful accounts: 2014 — $1,698; 2013 — $1,671	168,068	165,444
Real estate investments, net	896,261	884,361
Other assets:
Cash and cash equivalents	8,064	6,778
Debt issue costs, net	2,114	2,458
Interest receivable	655	702
Straight-line rent receivable, net of allowance for doubtful accounts: 2014 — $714; 2013 — $1,541	30,913	29,760
Prepaid expenses and other assets	6,569	6,756
Notes receivable	612	595
Total assets	$945,188	$931,410

LIABILITIES
Bank borrowings	$42,000	$21,000
Senior unsecured notes	251,633	255,800
Bonds payable	1,400	2,035
Accrued interest	3,450	3,424
Accrued expenses and other liabilities	14,429	16,713
Total liabilities	312,912	298,972

EQUITY
Stockholders’ equity:
Preferred stock $0.01 par value; 15,000 shares authorized; shares issued and outstanding: 2014 — 2,000; 2013 — 2,000	38,500	38,500
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2014 — 34,845; 2013 — 34,746	348	347
Capital in excess of par value	690,373	688,654
Cumulative net income	817,125	781,848
Accumulated other comprehensive income	99	117
Cumulative distributions	(914,169)	(877,028)
Total equity	632,276	632,438

Total liabilities and equity	$945,188	$931,410